SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

BNS Holding, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-5881	20-1953457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Enterprise Center, Suite 103, Middletown, Rhode Island 02842

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (401) 848-6300

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Confirmatory Agreement, dated as of December 8, 2004, between Steel Partners II, L.P. and BNS Holding, Inc. (the “Company”), as the assignee of BNS Co., the Company was obligated to reduce the size of its Board of Directors from seven directors to five directors. As an accommodation to the Company, on December 15, 2004, Henry D. Sharpe III and Roger E. Levien indicated that they would each retire early from the Board of Directors of the Company effective December 16, 2004. With the retirement of Messrs. Sharpe and Levien, the Company will now have five directors on its Board of Directors. Mr. Sharpe’s term in office was set to expire at the Company’s 2007 Annual Meeting of Stockholders and Mr. Levien’s term in office was set to expire at the 2005 Annual Meeting of Stockholders. Messrs. Sharpe and Levien have served as directors of the Company (and BNS Co.) through the implementation of the holding company structure on December 14, 2004 (as previously reported in the Company’s Report on Form 8-K dated December 14, 2004) since 1992 and 1996, respectively. Both Mr. Sharpe and Mr. Levien will forfeit, by the terms of their respective stock grants, the 1,000 shares of restricted stock previously granted to them as directors, which would have vested on April 30, 2005. In connection with the retirement Mr. Levien, the Board of Directors voted to make a payment to Mr. Levien of $15,500 for past service and foregone director’s compensation.

With the retirement of Mr. Sharpe from the Board of Directors, Richard M. Donnelly has been appointed to the Company’s Audit Committee.

The foregoing information is being disclosed in response to Item 5.02(b) of Form 8-K, not Item 5.02(a).

Item 8.01 Other Events.

On December 16, 2005, the Company issued a press release announcing that the Company was informed on December 15, 2004 by the Over-the-Counter Bulletin Board that the Company’s Class A Common Stock will now trade under the symbol “BNSIA”. The Company’s Class A Common Stock will continue to be listed on the Boston Stock Exchange under the symbol “BNC”. A copy of the December 16, 2004 press release is being filed herewith.

Item 9.01 Financial Statement and Exhibits

(c)	Exhibits

Exhibit Number	Title
99.1	December 16, 2004 Press Release, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNS Holding, Inc..

Date: December 20, 2004	By:	/s/ Michael Warren
	Name:	Michael Warren
	Title:	President and Chief Executive Officer